The
{GRAPHIC-LOGO}                       Rainbow
                                      Fund
                                      Inc.

















                                     ANNUAL
                                     REPORT

                                October 31, 1996

Dear Shareholders:

         During the fiscal year ended October 31, 1996, our Fund was up 12.3%.

         Although the market has continued its winning ways throughout the year, much of the rise has come from money pouring into large cap" mutual funds, and not from economic fundamentals. The current market environment calls for greater selectively and attention to fundamentals which determine the quality of a company's earnings. Therefore, we took some profits after year end, and are in a significantly higher cash position since October 31st. Our strategy going into the new year is to continue to look for attractive companies which are reasonably valued based on business fundamentals.

         We would like to thank our Board of Directors for their time and energy, and our shareholders for your continued confidence in management.


                                        Very truly yours,


                                        /s/Robert M. Furman
                                        -------------------
                                        ROBERT M. FURMAN
                                        Chairman of the Board


                                        /s/Linda C. Anderson
                                        --------------------
                                        LINDA C. ANDERSON
                                        President

November 26, 1996

Independent Auditor's Report:

To: The Shareholders and Board of Directors
    The Rainbow Fund, Inc.

         I have audited the accompanying Statement of Assets and Liabilities of The Rainbow Fund, Inc., including the Schedule of Portfolio Investments, as of October 31, 1996, and the related Statement of Operations for the year then ended, the Statement of Changes in Net Assets for each of the two years in the period then ended, and the Selected Per Share Data and Ratios for each of the five years in the period then ended. These financial statements and per share data and ratios are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements and per share data and ratios based on my audits.

         I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements and per share data and ratios are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. My procedures included confirmation of securities owned as of October 31, 1996, by correspondence with the Fund's custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

         In my opinion, the financial statements and per share data and ratios referred to above present fairly, in all material respects, the financial position of The Rainbow Fund, Inc. as of October 31, 1996, the results of its operations for the year then ended, the changes in its net assets for the year then ended, in conformity with generally accepted accounting principles.


Port Washington, New York                        Harold Keller
November 26, 1996                                Certified Public Accountant

Statement of Assets and Liabilities
October 31, 1996

ASSETS:
Investments in securities, at value (Note 1A) ...............................     $1,087,986
  (Identified Cost $743,195)
Cash ........................................................................        180,072
Receivables:
  Dividends and Interest ....................................................            970
                                                                                  ----------
     TOTAL ASSETS ...........................................................     $1,269,028
                                                                                  ----------

LIABILITIES:
  Options Sold (Selling Price $5,246) .......................................     $    4,500
  Accrued expenses ..........................................................     $   16,528
                                                                                  ----------
     TOTAL LIABILITIES ......................................................     $   21,028
                                                                                  ----------

Net Assets (equivalent to $5.71 per share based on 218,526 shares
  of capital stock outstanding) (Note 3) ....................................     $1,248,000
                                                                                  ==========

Accumulated undistributed income (loss):
  Accumulated undistributed loss ............................................    ($1,361,895)
  Accumulated undistributed net realized losses on investment transactions ..    ($4,562,104)
                                                                                 -----------
     NET AMOUNT .............................................................    ($5,923,999)
                                                                                 ===========

Statement of Changes in Net Assets
Year Ended October 31, 1996 and 1995
                                                                          October 31,      October 31,
                                                                             1996             1995
                                                                          -----------      -----------
Increase (decrease) in net assets from operations:
Investment income (loss) net .....................................       $ (31,638)       $ (24,387)
Net realized gain (loss) from investments ........................          25,368          138,950
Increase (decrease) in unrealized appreciation ...................         176,454          (64,826)
                                                                         ---------        ---------
Net increase (decrease) in net assets resulting from operations ..         170,184         (179,389)
                                                                         ---------        ---------

Distributions to Shareholders from:
  Investment income net ..........................................           -0-              -0-
  Net realized gain on investments ...............................        (137,909)        (102,907)
Capital share transactions (Note 3) ..............................        (370,999)        (175,693)
                                                                         ---------        ---------
  TOTAL Increase (Decrease) ......................................        (338,724)         (99,211)
                                                                         ---------        ---------

NET ASSETS:
  Beginning of year ..............................................       1,586,724        1,685,822
                                                                         ---------        ---------
  End of year ....................................................      $1,248,000       $1,586,611
                                                                        ==========       ==========

The notes to financial statements are an Integral part of these statements.

Statement of Operations
For the year ended October 31, 1996

Investment Income:
Income:
  Dividends .....................................................      $ 10,322
  Interest ......................................................         9,266
                                                                       --------
     TOTAL INCOME ...............................................      $ 19,588
                                                                       --------

Expenses:

Investment Advisory Fee (Note 5) ................................        $4,353
Professional Fees ...............................................        13,500
Custodian Fees ..................................................         2,431
Transfer Agent Fees .............................................         7,200
Portfolio Pricing and Accounting Fees ...........................        16,800
Reports to Shareholders .........................................         2,799
State and Local Taxes ...........................................           579
Directors' Fees and Expenses ....................................         2,492
Other ...........................................................         1,072
                                                                       --------
     TOTAL EXPENSES .............................................      $ 51,226
                                                                       --------

INVESTMENT INCOME (LOSS) NET ....................................      $(31,638)
                                                                       --------

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS:
NET REALIZED GAIN ON INVESTMENTS ................................        25,368

CHANGE IN UNREALIZED APPRECIATION OF INVESTMENTS FOR THE YEAR ...       176,454
                                                                       --------
NET (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS ..........      $170,184
                                                                       ========

                                                Per Share Income and Capital Changes
                                    (Based upon the monthly average number of outstanding shares)

                                                                                            October 31
                                                                    ---------------------------------------------------------
Income and Expenses                                                  1996         1995         1994         1993         1992
                                                                    -----        -----        -----        -----        -----
Income ....................................................         $ .07        $ .10        $ .10        $ .11        $ .13
Operating expenses ........................................           .20          .18          .18          .17          .16
                                                                    -----        -----        -----        -----        -----
Net Investment Income (loss) ..............................          (.13)        (.08)        (.08)        (.06)        (.03)
Dividends from net income .................................           .00          .00          .00          .00         (.01)

Capital Changes
Net realized & unrealized gains (losses) on securities ....           .79          .67         (.01)         .07         (.25)
Distribution from realized capital gains ..................          (.54)        (.34)        (.38)         .00         (.53)
                                                                    -----        -----        -----        -----        -----
Net increase (decrease) in net asset value ................           .12          .25         (.45)         .01         (.82)
Increase due to decrease in capital shares ................           .08          .05          .05
Net asset value at beginning of period ....................          5.51         5.21         5.66         5.60         6.42
                                                                    -----        -----        -----        -----        -----
Net asset value at end of period ..........................         $5.71        $5.51        $5.21        $5.66        $5.60
                                                                    =====        =====        =====        =====        =====

Ratios to Average Net Asset Value
Operating expenses ........................................          3.67%        3.68%        3.36%        2.86%        2.66%
Net Income (loss) .........................................          (.02%)       (.02%)       (.01%)       (.01%)       (.05%)
Portfolio turnover rate ...................................            46%         102%          66%          81%          81%
Number of shares outstanding at end of period (000 omitted)           218          288          324          328          401

Investments in Securities
Common Stocks:
                                                 % of              Market
Shares        Item                             Net Assets         Value(a)
------        ----                             ----------         --------
              BANKS                              21.9%
10,000        Glendale Federal Bank                             $   183,750
1,040         Chase Manhattan  Corp.                                 89,180
                                                                -----------
                                                                    272,930
                                                                -----------

              INSURANCE                          13.1%
1,500         American International Group                          162,937
                                                                -----------

              CONSUMER PRODUCTS                   5.9%
1,000         American Brands                                        47,750
7,000         Steven Madden, Ltd.                                    25,812
                                                                -----------
                                                                     73,562
                                                                -----------

              FERTILIZER                          5.7%
1,000         Potash Corp.                                           70,875
                                                                -----------

              COMPUTERS                          21.4%
4,000         Seagate Technology, Inc.                              267,000
                                                                -----------

              OIL & GAS                           9.0%
2,000         Tosco Corp.                                           112,250
                                                                -----------

              ELECTRICAL/INDUSTRIAL EQUIPMENT     5.5%
3,150         Mark IV Industries, Inc.                               68,119
                                                                -----------

              TITANIUM MANUFACTURER               4.8%
2,500         RMI Titanium                                          60,313
                                                               -----------

              TOTAL COMMON STOCKS                87.2%         $ 1,087,986
                                                               -----------

              OPTIONS SOLD                       -0.4%
40 CALLS      Seagate Technology, Nov. '96 @ 70                     (4,500)
                                                               -----------

              OTHER ASSETS LESS LIABILITIES      13.2%         $   164,514
                                                               -----------

              TOTAL NET ASSETS                    100%         $ 1,248,000
                                                               ===========
              (a) See Note 1 A of Notes to the Financial Statements

Notes to Financial Statements

October 31, 1996

1.  Significant Accounting Policies
    The company is registered under the Investment Company Act of 1940, as a non-diversified, open-end management investment company.

    A. Security Valuation - Investments in securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation; securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price, except for short positions and call options written, for which the last quoted asked price is used. Short-term notes are stated at amortized cost, which is equivalent to value.

    B. Federal Income Taxes - The company's policy is to comply with the requirements of the Internal Revenue Code that are applicable to regulated investment companies and to distribute all its taxable income to its shareholders. Therefore, no federal income tax provision is required.

    C. Other - The company follows industry practice and records security transactions on the trade date. Dividend income is recognized on the ex-dividend date and interest income is recognized on an accrual basis.

2. On December 9, 1996, a distribution of $25,368 capital gains was declared as a dividend; said dividend to be paid on December 19th to stockholders of record on such date.
    At Octob

3. Capital Share Transactions
    At October 31, 1996, there were 2,000,000 shares of par value stock authorized and capital paid-in aggregated $6,826,349.

    Transactions in capital stock were as follows:

                                Shares              Amount
                                ------              ------
                                      (000s Omitted)
                          Oct 31    Oct 31    Oct 31    Oct 31
                           1996      1995      1996      1995
                           ----      ----      ----      ----
Shares sold and
  reinvestments........      26        14      $137      $102

Shares redeemed. ......      96       580       508       278
                            ---      ----      ----      ----
Net increase (decrease)     (70)     (566)     (371)     (176)
                            ===      ====      ====      ====

4. Investment Transactions
    Purchases and sales of investment securities other than U.S. Government obligations and short term notes were $638,855 and $958,810 respectively

    Based on cost for federal income tax purposes:

(a) Aggregate gross unrealized appreciation
    for all securities in which there is an
    excess of value over costs ............           $ 367,271



(b) Aggregate gross unrealized depreciation
    for all securities in which there is an
    excess of costs over value.............           $  22,480
                                                      ---------


(c) Net unrealized appreciation............           $ 344,791
                                                      ---------

(d) Aggregate cost of common stocks for
    federal income tax purposes ...........           $ 743,195
                                                      ---------

5. Investment Advisory Fees
    The company pays advisory fees for investment management and advisory services under a management agreement ("Agreement") that provides for fees to be computed at an annual rate of .625 percent of the average annual net asset value with respect to that portion of net assets not exceeding $2,000,000; .5 percent with respect to that portion of net assets between $2,000,000 and $5,000,000; and .375 of such assets in excess of $5,000,000. The Agreement provides for a fee reduction, but not below zero, by the amount, if any, by which the expenses of the Fund (exclusive of such compensation, interest, brokerage commissions, taxes, dividends on short sales and legal fees incurred in connection with litigation in which the Fund is a plaintiff) exceed the following percentages of average annual net assets of the Fund: $0 -- $10,000,000 -- 3%; $10,000,000 --
$30,000,000 - 1/2%; and above $30,000,000 - 1/4%. The advisor's fee will also be reduced (but not below zero) by 50% of the amount by which brokerage fees received by the advisor in respect of the Fund's portfolio transactions exceed 2% of the Fund's average annual net assets.

    The advisory fee computation during the two year period ended October 31, 1996 follows:

                                Reduction Due to
                                   Limitations
                                   -----------
                         Gross                                    Net
         Fiscal        Advisory                      Commis-   Advisory
          Year            Fee          Expenses       sions      Fees
          ----            ---          --------       -----      ----
          1995         $ 9,530         $ 2,619         -0-      6,911
          1996         $ 8,718         $ 4,335         -0-      4,383

    Under the Advisory Agreement, it is reoognized that the advisor will act as the Fund's principal broker. During the period, the Fund paid aggregate commissions of $16,696 to brokers, through whom the advisor's brokerage transactions were cleared. Of the commissions paid, $15,744 was paid to an affiliate of the advisor.

NOTE:
Option Contracts Written:                Number        Amount
-------------------------                ------        ------
Beginning of year..........                -0-          -0-
During the year ..........                 249        $56,325
Expired during the year ...                160         42,650
Closed during the year. .....               49         10,430
Exercised during the year..                -0-          -0-
Balance at end of year.......               40          5,246

THE RAINBOW FUND, INC.
33 Whitehall Street, 30th Floor
New York NY 10004
(212) 482-0803

CUSTODIAN
Star Bank
PO. Box 1118
425 Walnut Street
ML 6118
Cincinnati, OH 45201

TRANSFER AGENT
Investor Data Services
33 Whitehall Street 30th Floor
New York, NY 10004

COUNSEL
Herrick, Feinstein, LLP
2 Park Avenue
New York, NY 10016

INDEPENDENT AUDITOR
Harold Keller, CPA
150 Main Street
Port Washington, NY 10050

OFFICERS AND DIRECTORS:

ROBERT M. FURMAN
Chairman of the Board & Treasurer
Managing Partner of Furman Anderson & Co.
General Partner of Investor Data Services
President Emeritus of Shamus Group, Inc.
Member NYSE & NASD

LINDA C. ANDERSON
President & Secretary
Operations Partner of Furman Anderson & Co.
General Partner of Investor Data Services
Financial, Operations & Chief Compliance Officer of Shamus Group, Inc.
Member NYSE & NASD

STUART BECKER
Certified Public Accountant
President of Becker & Company, LLC

MARK S. CHANKO
Retired; Formerly Chief Financial Officer
Standard Motor Products, Inc.

JESSE H. RIEBMAN
Retired; Formerly Vice President and Treasurer
AEL Industries, Inc.

This report is authorized for distribution only when preceded or accompanied by the prospectus of The Rainbow Fund, Inc, which includes information about Investment policies, redemption of shares of the Fund, voting privileges, and shareholders' purchase plans.